                  (HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL LOGO)

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                               INVESTMENT BANKERS

                                  www.hlhz.com

February 1,2006

To: Schulte Roth & Zabel LLP ("SRZ"), as counsel to The Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 4.75% Convertible Subordinated Notes due 2006 (the "Notes") of PRG - Schultz International, Inc. and its affiliated and subsidiary corporations (collectively, "PRG" or the "Company"), in care of:

          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, NY 10022

          Attn: Jeffrey S. Sabin
          Counsel to the Ad Hoc Committee

          PRG - Schultz International, Inc.
          600 Galleria Parkway
          Suite 100
          Atlanta, GA 30339

          Attn: James McCurry
          President and CEO

Gentlemen:

This letter (the "Amendment Letter") hereby amends the terms of the agreement dated October 21, 2005 between Houlihan Lokey Howard & Zukin Capital, Inc ("Houlihan Lokey"), SRZ, as counsel to the Ad Hoc Committee (the "Ad Hoc Committee Counsel") and the Company concerning the Ad Hoc Committee Counsel's engagement of Houlihan Lokey to provide financial advisory and related services to the Ad Hoc Committee Counsel in connection with a restructuring of the Company, (the "Engagement Letter").

The second full paragraph of section 4 on page 4 including footnote 1 in the Engagement Letter is deleted in its entirety and replaced by the following paragraph;

     "Houlihan Lokey shall be paid an additional fee (the "Completion Fee") of $975,227.86 subject to reduction by fifty percent (50%) of the aggregate Monthly Fees paid to Houlihan Lokey commencing with the Monthly Fees due for April 2006 but in no event shall the Completion Fee be less then zero. The Completion Fee will be payable on the earlier to occur of (i) the consummation of the exchange offer or other alternative Transaction and
     (ii) August 31, 2006. The Completion Fee is payable in cash or, in the event of the consummation of the exchange offer or other alternative Transaction, at the election of the Ad Hoc Committee, in the same form of consideration received by the holders of the existing Notes."

           NEW YORK - 245 PARK AVENUE, 20TH FLOOR - NEW YORK, NY 10167
                      - TEL.212.497.4100 - FAX.212.661.3070
              LOS ANGELES CHICAGO SAN FRANCISCO WASHINGTON, D.C.,
                    HINNEAPOLIS DALLAS ATLANTA LONDON PARIS
               INVESTMENT ADVISORY SERVICES THROUGH HOULIHAN LOKEY
                       HOWARD & ZUKIN FINANCIAL ADVISORS.

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February 1, 2006                                                             -2-


Notwithstanding the foregoing, in the event a Bankruptcy Case is commenced under the Bankruptcy Code by or against the Company or any of its subsidiaries, or any combination thereof, this Amendment Letter shall immediately terminate and be deemed null and void and of no further force or effect, and the rights and responsibilities of the Company and Houlihan Lokey shall be determined solely under the original terms of the Engagement Letter.

Except as expressly amended hereby, the Engagement Letter is in all respects ratified and confirmed including the indemnification obligations under paragraph 13 of the Engagement Letter and all terms thereof shall remain in full force and effect.

Accepted and agreed to as of the date above.

PRG-SCHULTZ INTERNATIONAL, INC.


/s/ Clinton McKellar, Jr.
-------------------------------------
By: Clinton McKellar, Jr.
Title: S.V.P., General Counsel


ON BEHALF OF THE AD HOC COMMITTEE:
AD HOC COMMITTEE COUNSEL
SCHULTE ROTH & ZABEL LLP


/s/ Jeffrey Sabin
-------------------------------------
By: Jeffrey Sabin


HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.


/s/ David R. Hilty
-------------------------------------
By: David R. Hilty
    Managing Director